SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ARDEA BIOSCIENCES, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 25, 2010
PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS May 25, 2010
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Executive Officers
Security Ownership Of Certain Beneficial Owners And Management
Shares Available for Issuance Under Equity Compensation Plans
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Compensation
Director Compensation
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Householding of Proxy Materials
Other Matters

ARDEA BIOSCIENCES, INC.
4939 Directors Place
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Ardea Biosciences, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, May 25, 2010 at 8:30 a.m. local time at the offices of the Company located at 4939 Directors Place, San Diego, California 92121, for the following purposes:

1. To elect seven directors named herein to hold office until the next annual meeting and until their respective successors are elected and qualified.

2. To ratify the selection of the Audit Committee of the Board of Directors of Stonefield Josephson, Inc. as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 8, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Tuesday, May 25, 2010 at 8:30 a.m. at 4939 Directors Place, San Diego, California 92121.

The proxy statement and annual report to stockholders are available at www.ardeabio.com.

By Order of the Board of Directors

Barry D. Quart, Pharm.D.
President & Chief Executive Officer

San Diego, California
April 22, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ARDEA BIOSCIENCES, INC.
4939 Directors Place
San Diego, California 92121

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

May 25, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (the “Board of Directors” or “Board”) of Ardea Biosciences, Inc. (referred to herein as the “Company” or “Ardea”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 22, 2010 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Tuesday, May 25, 2010 at 8:30 a.m. local time at 4939 Directors Place, San Diego, California 92121. Directions to the annual meeting may be found at www.ardeabio.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record holding shares of common stock of the Company (“Common Stock”) at the close of business on April 8, 2010 will be entitled to vote at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If on April 8, 2010 your shares were registered directly in your name with Ardea’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of directors; and

•	Ratification of Stonefield Josephson, Inc. as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Daylight Time on May 24, 2010 to be counted.

•	To vote on the Internet, go to http://www.investorvote.com/ardc to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Daylight Time on May 24, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Ardea. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, each holder of Common Stock will have one vote for each share of Common Stock held as of April 8, 2010. On this record date, there were 18,650,287 shares of Common Stock outstanding and entitled to vote.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” Proposal 2. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Ardea’s Secretary at 4939 Directors Place, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2010, to the Secretary of the Company, 4939 Directors Place, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no sooner than January 25, 2011 but no later than February 24, 2011. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and broker non-votes, and, with respect to Proposal 2, “Against” votes and abstentions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for either proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes (from the votes of holders of shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal 2, the ratification of Stonefield Josephson, Inc. as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of voting stock are present at the meeting in person or represented by proxy. On the record date, there were 18,650,287 shares of Common Stock outstanding and entitled to vote. Thus, the holders of 9,325,144 shares of voting stock must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares of voting stock present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at www.ardeabio.com.

PROPOSAL 1

ELECTION OF DIRECTORS

There are currently seven board seats on Ardea’s Board of Directors. The seven nominees for director are Felix J. Baker, Ph.D., Henry J. Fuchs, M.D., Craig A. Johnson, John W. Poyhonen, Barry D. Quart, Pharm.D., Jack S. Remington, M.D., and Kevin C. Tang. Each of the nominees, except for Mr. Baker, is currently a director of the Company who was previously elected by the stockholders. Mr. Baker was recommended for election to the Board of Directors by Baker Brothers Investments, a stockholder of the Company.

Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the nominees listed below was nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election as a director at the 2010 Annual Meeting of Stockholders. It is Ardea’s policy to encourage directors to attend our Annual Meeting. Dr. Quart and Mr. Tang were the only directors able to attend the annual meeting held in 2009.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The seven director nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Ardea. Each person nominated for election has agreed to serve, if elected, until the next annual meeting and until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Our management has no reason to believe that any nominee will be unable to serve.

Nominees For Election At The 2010 Annual Meeting

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to select that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to select that person as a nominee. However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.

		Principal Occupation/
Name	Age	Position Held With the Company

Felix J. Baker, Ph.D.	41	Managing Partner of Baker Brothers Investments/Director
Henry J. Fuchs, M.D.	50	Executive Vice President and Chief Medical Officer of BioMarin Pharmaceutical, Inc./Director
Craig A. Johnson	48	Vice President, TPTX, Inc./Director
John W. Poyhonen	50	President and Chief Operating Officer of Senomyx, Inc./Director
Barry D. Quart, Pharm.D.	53	President and Chief Executive Officer/Director
Jack S. Remington, M.D.	79	Professor, Department of Medicine, Division of Infectious Diseases and Geographic Medicine, at Stanford University School of Medicine and Chairman of the Department of Immunology and Infectious Diseases at the Research Institute of the Palo Alto Medical Foundation/Director
Kevin C. Tang	43	Managing Director of Tang Capital Management, LLC/Director

Felix J. Baker, Ph.D. Dr. Baker was appointed as one of our directors in February 2010. Dr. Baker currently serves as a managing partner of Baker Brothers Investments, a family of long-term investment funds for major endowments and foundations, which are focused on publicly traded life sciences companies. Dr. Baker’s career as a fund manager began in 1994 when he co- founded a biotechnology investment partnership with the Tisch Family. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school. He is also a director of Seattle Genetics, Inc. and Trimeris, Inc. Dr. Baker was previously a director of Conjuchem, Inc. until February 2010. Dr. Baker is a highly experienced director having served on the boards of directors of numerous public and private biopharmaceutical companies. Dr. Baker’s scientific and medical background, coupled with his investment and leadership experience in the healthcare industry provides relevant expertise in strategic areas, as well as in-depth knowledge of the healthcare industry, providing valuable insight and guidance to the Board for matters such as, among others, scientific and corporate strategy, financial and risk management.

Henry J. Fuchs, M.D. Dr. Fuchs has served as one of our directors since November 2001. Dr. Fuchs presently serves as Executive Vice President and Chief Medical Officer of BioMarin Pharmaceutical Inc., a position he has held since March 2009. Dr. Fuchs was the Executive Vice President and Chief Medical Officer of Onyx Pharmaceuticals, Inc. from September 2005 to December 2008. He served as our Chief Executive Officer from January 2003 until June 2005. Dr. Fuchs joined us as Vice President, Clinical Affairs in October 1996 and was appointed President and Chief Operating Officer in November 2001. From 1987 to 1996, Dr. Fuchs held various positions at Genentech, Inc. where, among other things, he had responsibility for the clinical program that led to the approval of Pulmozyme® for the treatment of cystic fibrosis. Dr. Fuchs was also responsible for the Phase III development program that led to the approval of Herceptin® for the treatment of metastatic breast cancer. Dr. Fuchs received an M.D. degree from George Washington University and a B.A. degree in biochemical sciences from Harvard University. Dr. Fuch’s experience in senior management and the biotechnology industry provide strategic and practical knowledge to our Board related to regulatory, clinical research and other operational areas in our industry.

Craig A. Johnson. Mr. Johnson has served as one of our directors since July 2008. Mr. Johnson served as the Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc. from 2004 until its sale to Raptor Pharmaceuticals Corp. in 2009. He now serves as Vice President of TPTX, Inc., a wholly owned subsidiary of Raptor Pharmaceutical Corp. From 1994 to 2004, Mr. Johnson was employed by MitoKor, Inc. and last held the position of Chief Financial Officer and Senior Vice President of Operations. Prior to joining MitoKor, he was a senior financial executive for several early-stage technology companies. From 1984 to 1988, Mr. Johnson worked for the accounting firm Price Waterhouse LLP. He has been actively involved in the Association of Bioscience Financial Officers since 1998. Mr. Johnson received his B.B.A. in accounting from the University of Michigan and is a certified public accountant. Mr. Johnson’s extensive public accounting, financial and executive management background provide valuable financial and accounting experience and auditing expertise to our Board.

John W. Poyhonen. Mr. Poyhonen was appointed as a director in June 2007. Mr. Poyhonen is currently the President and Chief Operating Officer of Senomyx, Inc. He joined Senomyx in October 2003 as Vice President and Chief Business Officer and was promoted in April 2004 to Vice President and Chief Financial and Business Officer. He was promoted to his current position in September 2009. From 1996 until October 2003, Mr. Poyhonen served in various sales and marketing positions for Agouron Pharmaceuticals, a Pfizer, Inc. company, most recently as Vice President of National Sales. Prior to holding this position, Mr. Poyhonen served as Vice President of Marketing and Vice President of National Accounts. Mr. Poyhonen received his B.A. in Marketing from Michigan State University and his M.B.A. from the University of Kansas. Mr. Poyhonen’s understanding of the biotechnology and pharmaceutical industries coupled with his broad management experience and responsibilities through the course of his career, provide relevant experience to our Board in a number of areas, including corporate strategy, risk management, financial and operational areas.

Barry D. Quart, Pharm.D. Dr. Quart was elected as a director and appointed as our President and Chief Executive Officer on December 21, 2006. From 2002 until December 2006, Dr. Quart was President of Napo Pharmaceuticals, Inc., where he was instrumental in bringing the company public on the London Stock Exchange in July 2006. Prior to Napo, Dr. Quart was Senior Vice President, Pfizer Global Research and Development and the Director of Pfizer’s La Jolla Laboratories, where he was responsible for approximately 1,000 employees and an annual budget of almost $300 million. Prior to Pfizer’s acquisition of the Warner-Lambert Company, Dr. Quart was

President of Research and Development at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company, since 1999. Dr. Quart had joined Agouron in 1993 and was instrumental in the development and registration of nelfinavir (Viracept®), which went from the lab bench to NDA approval in 38 months. Dr. Quart spent over ten years at Bristol-Myers Squibb in both Clinical Research and Regulatory Affairs prior to Agouron and was actively involved in the development and registration of important drugs for the treatment of HIV and cancer, including paclitaxel (Taxol®), didanosine (Videx®), and stavudine (Zerit®). Dr. Quart currently serves as a director of Trimeris, Inc. He has a Pharm.D. from University of California, San Francisco. Dr. Quart, with his three decades of experience in the biotechnology and pharmaceuticals industries and years in senior management as described above, brings necessary historic knowledge and continuity and invaluable experience to the Board and entire organization at Ardea.

Jack S. Remington, M.D. Dr. Remington has served as one of our directors since October 1996. Dr. Remington currently serves as Professor Emeritus (active), Department of Medicine, Division of Infectious Diseases and Geographic Medicine, at the Stanford University School of Medicine and as a consultant to the Research Institute of the Palo Alto Medical Foundation. He has been at Stanford and the Palo Alto Medical Foundation for more than 40 years. In addition, Dr. Remington serves as a consultant for leading pharmaceutical companies with regard to antibiotic research and development and has served on numerous editorial boards of medical and scientific journals. He is a past President of the Infectious Disease Society of America. Dr. Remington is a nationally and internationally recognized authority in the field of infectious disease medicine, and has received numerous awards including the Gold Medal from the Royal College of Physicians, London, England in 1999 and the 1996 Bristol Award of the Infectious Disease Society of America. Dr. Remington’s experience in the pharmaceutical and biotechnology industries and scientific background provide practical knowledge to our Board related to scientific, regulatory, clinical research and other operational areas in our industry.

Kevin C. Tang. Mr. Tang has served as one of our directors since May 2003. Mr. Tang is the Managing Director of Tang Capital Management, LLC, a life sciences-focused investment company he founded in August 2002. From September 1993 to July 2001, Mr. Tang held various positions at Deutsche Banc Alex. Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s life sciences research group. Mr. Tang currently serves as a director of A.P. Pharma, Inc. and Penwest Pharmaceuticals Co. He was previously a director of Trimeris, Inc. until 2009. Mr. Tang received a B.S. degree from Duke University. Mr. Tang’s investment and leadership experience in the healthcare industry provides relevant expertise in strategic areas, as well as in-depth knowledge of the healthcare industry, providing valuable insight and guidance to the Board for matters such as, among others, corporate strategy, financial and risk management.

Required Vote and Board of Directors Recommendation

For the election of directors pursuant to Proposal 1, the seven nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent” as affirmatively determined by the Board. The Board of Directors consults with the Company’s outside counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Baker, Dr. Fuchs, Mr. Johnson, Mr. Poyhonen, Dr. Remington and Mr. Tang. In making this determination, the Board found that none of the above directors had a material or other disqualifying relationship with the Company. Dr. Quart is not independent under the Nasdaq rules by virtue of his current employment with the Company.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2009, the Board of Directors held eight meetings, including telephone conference meetings, and acted by unanimous written consent two times. During the fiscal year ended December 31, 2009, each member of the Board of Directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Director Nominations

Qualifications and Process.  The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

Stockholder Nominees.  The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. The Company’s Board has adopted a written Policy Regarding Stockholder Recommendations of Director Nominees that is available to stockholders on the

Company’s website at www.ardeabio.com. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become Company nominees for election to the Board at annual stockholders meetings must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 4939 Directors Place, San Diego California 92121, Attn: Secretary, no sooner than 120 days and no later than 90 days prior to the anniversary date of the last Annual Meeting of Stockholders, subject to adjustment as set forth in the Company’s Bylaws. Submissions must include the name and address of the stockholder on whose behalf the submission is made, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock, has been a holder for at least one year and the number of Ardea shares beneficially owned by the stockholder. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Any stockholder who holds in excess of 15% of our outstanding voting stock on an as converted basis may call a special meeting of the stockholders of the Company for any purpose, including the election of directors, by giving notice to the Company identifying the matters to be considered at such meeting. In connection with any such special meeting the policies and procedures described in this paragraph do not apply. The Company is not required to solicit proxies on behalf of the greater than 15% stockholder, nor will the Company or the Company’s Board be required to make any recommendation with respect to any matter to be considered at such meeting.

Information Regarding Committees of the Board of Directors

The Board of Directors currently has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

A description of each committee of the Board of Directors follows. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of, and assesses the qualifications of, the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee is comprised of three directors: Dr. Fuchs and Messrs. Johnson and Poyhonen. The Audit Committee met five times during 2009. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.ardeabio.com.

The Company has an Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that describes how stockholders can communicate with the Audit Committee with respect to accounting and auditing concerns, which is available on the Company’s website at www.ardeabio.com. All communications directed to the Audit Committee in accordance with this policy will be promptly and directly forwarded to the Audit Committee.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Johnson qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Johnson’s level of knowledge and experience based on a number of factors, including his formal education and 20 years of financial management experience.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Board of Directors has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

/s/ Craig A. Johnson
Craig A. Johnson

/s/ Henry J. Fuchs, M.D.
Henry J. Fuchs, M.D.

/s/ John W. Poyhonen
John W. Poyhonen

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Poyhonen, Dr. Remington and Mr. Tang. All members of the Company’s Compensation Committee are independent as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards. The Compensation Committee met four times in 2009 and acted by unanimous written consent one time according to the adopted written charter that is available to stockholders on the Company’s website at www.ardeabio.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and directors and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers, vice presidents and directors; and

•	administration of the Company’s equity compensation plans, 401(k) plan and other similar plans and programs.

* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission, and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in the Company’s proxy statement for each annual meeting of stockholders.

Compensation Committee Processes and Procedures

The Compensation Committee meets quarterly, or with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, Mr. Poyhonen, in consultation with the Chief Executive Officer and other members of senior management, including human resources. The Compensation Committee also meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Compensia as independent compensation consultants. The Compensation Committee requested that Compensia:

•	evaluate and recommend a comparative, or peer group, of companies from which to perform analysis of competitive company performance and individual compensation levels for that group;

•	evaluate the competitiveness of our existing compensation strategy and practices in support of, and reinforcement of, our long-term strategic goals; and

•	assist in the refinement of our compensation strategy to develop an executive compensation program to execute that strategy.

In consultation with the Compensation Committee and senior management, Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue and modifications resulting from those discussions, the Compensation Committee approved the compensation for the Chief Executive Officer, other executive officers, vice presidents and directors.

Under its charter, the Compensation Committee may delegate authority to subcommittees, as appropriate. The Compensation Committee has formed a Non-Officer Stock Option Committee, or NOSOC, whose sole member is Dr. Quart, the Chief Executive Officer, to grant, within certain guidelines and without any further action required by the Compensation Committee, stock options to our employees who are not officers or vice presidents. The purpose of this delegation of authority is to enhance the flexibility of option administration and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. The size of grants made by the NOSOC must be within limits pre-approved by the Compensation Committee. As part of its oversight function, the Compensation Committee reviews on a regular basis the grants made by the NOSOC.

The Compensation Committee will consider matters related to individual compensation, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process would comprise two related elements: the determination of compensation components and levels and the establishment of performance objectives for the current year. For compensation of executives other than the Chief Executive Officer, the Compensation Committee will solicit and consider evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer’s compensation, the evaluation of his performance will be conducted by the Compensation Committee, which recommends to the entire Board of Directors any adjustments to his compensation as well as awards to be granted for final determination. As part of its deliberations with respect to all executives and directors, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of compensation consultants, including analyses of executive and director compensation paid at other companies.

The specific determinations of the Compensation Committee with respect to executive compensation for the year ended December 31, 2009 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is composed of three directors: Dr. Fuchs, Dr. Remington and Mr. Tang. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met two times during 2009. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.ardeabio.com.

Board Leadership Structure

The Company does not currently have a Chairman of the Board or a lead independent director. Mr. Quart conducts meetings of the Board of Directors and facilitates the formation of an agenda for each meeting based on input from the other directors and our management. Each of the directors other than Dr. Quart is independent and the Board of Directors believes that the independent directors have been able to act collaboratively to provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board of Directors meetings, the independent directors have regular executive sessions. Following an executive session of independent directors, the independent directors communicate with Dr. Quart regarding any specific feedback or issues, provide Dr. Quart with input regarding agenda items for Board of Directors and Committee meetings, and coordinate with Dr. Quart regarding information to be provided to the independent directors in performing their duties. The Board of Directors believes that this structure provides a flexible, appropriate and effective approach to management of the Board of Directors’s functions.

Role of Board in Risk Oversight Process

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board of Directors is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. The Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board of Directors. This enables the Board of Directors to coordinate the risk oversight role, particularly with respect to risk interrelationships. However, in addition to the Board of Directors, the committees of the Board of Directors consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including an annual review of the Company’s risk assessment of its compensation policies and practices for its employees, and the Nominating and Corporate Governance Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies and its succession planning process.

Stockholder Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may do so by sending written communications addressed to the Secretary of Ardea at 4939 Directors Place, California 92121. The Company’s Board has adopted a written Process for Stockholder Communications with the Board of Directors that is available to stockholders on the Company’s website at www.ardeabio.com. All communications will be compiled by the Secretary of the Company, reviewed to determine whether they should be presented to the Board or the individual directors, and submitted to the Board, a committee of the Board or the individual directors on a periodic basis. The purpose of this screening is to allow the Board or individual directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters involving the Company will be promptly and directly forwarded to the Audit Committee. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

Code Of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.ardeabio.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision thereof to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. The Code of Business Conduct and Ethics meets the requirements defined by Item 406 of Regulation S-K.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Stonefield Josephson, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Stonefield Josephson, Inc. has audited the Company’s financial statements since we engaged them in October 2004. Representatives of Stonefield Josephson, Inc. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Stonefield Josephson, Inc. as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Stonefield Josephson, Inc. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Stonefield Josephson, Inc. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

Principal Accountant Fees and Services

During the fiscal year ended December 31, 2009, the Audit Committee, reviewed and approved all audit and non-audit service engagements, after giving consideration as to whether the provision of such services was compatible with maintaining the independence of Stonefield Josephson, Inc.

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2009 and December 31, 2008, by Stonefield Josephson, Inc.

	Fiscal Year Ended
	2009	2008

Audit fees(1)	$261,639	$321,496
Audit-related fees(2)	27,210	15,102
Tax fees	—	—
All other fees	—	—

	$288,849	$336,598

(1)	The fees identified under the Audit Fees caption were for professional services rendered by Stonefield Josephson, Inc. for the audit of our annual financial statements and internal control over financial reporting and for the review of the financial statements included in our quarterly reports on Form 10-Q. The amounts also include fees for services that are normally provided by the auditor in connection with regulatory filings and engagements for the years identified.

(2)	The audit-related fees for 2009 include fees for procedures performed in fiscal year 2009 in connection with registration statements on Forms S-3 and S-8. The audit-related fees for 2008 include fees for procedures performed in fiscal year 2008 in connection with a registration statement on Form S-3.

All fees described above were approved in advance by the Audit Committee. During the fiscal year ended December 31, 2009, none of the total hours expended on our financial audit by Stonefield Josephson, Inc. were provided by persons other than Stonefield Josephson’s full-time permanent employees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Stonefield Josephson. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Stonefield Josephson, Inc. is compatible with maintaining the principal accountant’s independence.

Executive Officers

The following table sets forth certain information about our executive officers as of the date of this proxy statement:

Name	Age	Position Held With the Company

Barry D. Quart, Pharm.D	53	President and Chief Executive Officer/Director
Steven R. Davis	49	Executive Vice President and Chief Operating Officer
John W. Beck	50	Senior Vice President, Finance and Operations and Chief Financial Officer
Christopher W. Krueger	42	Senior Vice President and Chief Business Officer
Kimbery J. Manhard	50	Senior Vice President of Regulatory Affairs and Development Operations

Barry D. Quart, Pharm.D. Dr. Quart’s background is described above under “Election of Directors.”

Steven R. Davis. Mr. Davis was appointed as our Executive Vice President and Chief Operating Officer on April 6, 2010. Mr. Davis was previously the President and Chief Executive Officer of Neurogen Corporation, which was acquired by Ligand Pharmaceuticals in December 2009. Prior to being named Chief Executive Officer of Neurogen in February 2008, Mr. Davis served as Chief Operating Officer of Neurogen beginning in April 2005 and Vice President from September 2001 through April 2005. Mr. Davis was also a director of Neurogen. Mr. Davis joined Neurogen in 1994 as Vice President of Finance and Chief Financial Officer. From 1990 through June 1994, Mr. Davis was employed by Milbank, Tweed, Hadley & McCloy LLP as a corporate and securities attorney. Previously, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co. Mr. Davis received his B.S. in Accounting from Southern Nazarene University and a J.D. from Vanderbilt University.

John W. Beck. Mr. Beck was appointed as our Senior Vice President, Finance and Operations and Chief Financial Officer on May 27, 2008. Mr. Beck possesses more than 22 years of financial management experience. He was previously one of the founders of Metabasis Therapeutics, Inc. where he served as their Senior Vice President of Finance, Treasurer and Chief Financial Officer. Prior to co-founding Metabasis, he served as Director of Finance at Neurocrine Biosciences, Inc. and played an important role in Neurocrine’s initial public offering. Mr. Beck previously held financial management positions at high technology and financial services companies including General Dynamics and Ernst and Young LLP. Mr. Beck received a BA in accounting from the University of Washington and also holds a ThB in theology from a Seattle, Washington-based seminary. Mr. Beck is a licensed certified public accountant in the state of California (inactive status) and is a member of the American Institute of Certified Public Accountants, the Association of Bioscience Financial Officers and Financial Executive’s International.

Christopher W. Krueger. Mr. Krueger was appointed as our Senior Vice President and Chief Business Officer on March 22, 2007. Mr. Krueger was previously Senior Vice President, Business Development and Strategic Alliances at Protemix Corporation during 2006, Senior Vice President, Business Development at Xencor, Inc. from 2004 to 2006, Senior Vice President, Chief Business Officer at X-Ceptor Therapeutics, Inc. (now Exelixis, Inc.) from 2002 to 2004 and Vice President, Business Development and Strategic Alliances and General Counsel at Aurora Biosciences Corporation (now Vertex Pharmaceuticals, Inc.) from 2000 to 2002. His responsibilities at these drug development companies included licensing, strategic alliances, mergers and acquisitions, legal affairs and corporate finance. Prior to joining Aurora, he served as Corporate Counsel at Science Applications International Corporation (SAIC), a multi-national technology development company. Prior to joining SAIC, he served as an attorney at Cooley Godward LLP and represented both privately held and public companies in a wide range of transactions, including licensing, strategic alliances, mergers and acquisitions, public offerings and venture capital financings. Mr. Krueger received a B.A. in Economics from the University of California, San Diego and a J.D. and M.B.A. from the University of Southern California.

Kimberly J. Manhard. Ms. Manhard was appointed as our Senior Vice President of Regulatory Affairs and Development Operations on December 21, 2006. In May 2008, her title was changed to Senior Vice President of Regulatory Affairs and Development Operations. Prior to that Ms. Manhard was President of her own consultancy since 2003, specializing in the development of small molecules intended for the treatment of antiviral, oncology, central nervous system (CNS), and gastrointestinal indications, and was responsible for filing five initial US INDs and multiple clinical trial applications in the European Union and Canada. Prior to starting her consultancy, Ms. Manhard was Vice President of Regulatory Affairs for Exelixis, Inc. Previously, she was Head of Regulatory Affairs for Agouron Global Commercial Operations (a Pfizer company) supporting marketed HIV products. She joined Agouron in 1996 as Director of Regulatory Affairs responsible for anticancer and antiviral products, including nelfinavir (Viracept®). Prior to Agouron, she was with Bristol-Myers Squibb for over five years in Regulatory Affairs and was responsible for investigational oncology compounds, including paclitaxel (Taxol®), and infectious disease compounds, including didanosine (Videx®) and stavudine (Zerit®). Ms Manhard began her industry career in Clinical Research with Eli Lilly and Company and G.H. Besselaar Associates (Covance). She earned a B.S. in Zoology and a B.A. in French from the University of Florida.

Security Ownership Of

Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our Common Stock by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) each person or group of affiliated persons known by us to be beneficial owners of more than five percent of our Common Stock. Except as indicated below, all information is as of April 12, 2010. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 22,718,334 shares outstanding on April 12, 2010. Shares of Common Stock that (a) may be issued upon the exercise of warrants and (b) are subject to options to purchase Common Stock that were exercisable as of April 12, 2010 or that will become exercisable within 60 days after April 12, 2010 are deemed outstanding for purposes of computing the percentage of the person or group holding such convertible stock, warrants or options, but are not deemed outstanding for computing the percentage of any other person or group.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total

Felix J. Baker(2)	5,872,604	25.6%
Entities affiliated with Baker Brothers Investments(2)	5,847,604	25.5%
667 Madison Avenue, 21st Floor
New York, NY 10021
Kevin C. Tang(3)	3,636,316	15.9%
Tang Capital Partners, LP(4)	3,359,275	14.8%
4401 Eastgate Mall
San Diego, CA 92121
Fidelity Management and Research Company LLC(5)	3,287,262	14.5%
82 Devonshire Street
Boston, MA 02109
Entities affiliated with Visium Asset Management, L.P.(6)	1,472,741	6.5%
950 Third Avenue, 29th Floor
New York, NY 10022
Entities affiliated with Andreeff Equity Advisors, L.L.C.(7)	1,158,841	5.1%
450 Laurel Street, suite 2105
Baton Rouge, LA 70801
Entities affiliated with Prudential Financial, Inc.(8)	1,145,564	5.0%
751 Broad Street
Newark, NJ 07102
Henry J. Fuchs, M.D.(9)	204,974	0.9%
Craig A. Johnson(10)	65,000	*
John Poyhonen(11)	79,500	*
Jack S. Remington, M.D.(12)	83,500	*
Barry D. Quart, Pharm.D.(13)	402,554	1.7%
John W. Beck(14)	168,705	*
Christopher W. Krueger(15)	140,327	*
Kimberly J. Manhard(16)	178,739	*
Stephen R. Davis(17)	25,000	*
All executive officers and directors as a group (11 people)(18)	10,857,219	44.6%

*	Less than one percent of the outstanding common shares.

(1)	Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o Ardea Biosciences, Inc., 4939 Directors Place, San Diego, California 92121.

(2)	Information is based upon the Schedule 13D/A filed by Julian C. Baker and Felix J. Baker on April 8, 2010. Comprises (i) 100,634 shares of Common Stock held by Baker Tisch Investments, L.P., a limited partnership of which the sole general partner is Baker Tisch Capital L.P., a limited partnership of which the sole general partner is Baker Tisch Capital (GP), LLC; (ii) 60,827 shares of Common Stock held by Baker Bros. Investments, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital L.P., a limited partnership of which the sole general partner is Baker Bros. Capital (GP), LLC; (iii) 75,388 shares of Common Stock held by Baker Bros. Investments II, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital L.P., a limited partnership of which the sole general partner is Baker Bros. Capital (GP), LLC; (iv) 1,693,159 shares of Common Stock held by 667, L.P., a limited partnership of which the sole general partner is Baker Biotech Capital, L.P., a limited partnership of which the sole general partner is Baker Biotech Capital (GP), LLC; (v) 3,827,804 shares of Common Stock held by Baker Brothers Life Sciences, L.P., a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital, L.P., a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital (GP), LLC; (vi) 87,490 shares of Common Stock held by 14159, L.P., a limited partnership of which the sole general partner is 14159 Capital, L.P., a limited partnership of which the sole general partner is 14159 Capital (GP), LLC; (vii) 2,302 shares held by FBB Associates, of which Felix Baker and Julian Baker are the sole partners; and (viii) 25,000 shares issuable upon exercise of options that are exercisable within

60 days of April 12, 2010. Felix Baker and Julian Baker are the controlling members of Baker/Tisch Capital (GP), LLC, Baker Bros. Capital (GP), LLC, Baker Biotech Capital (GP), LLC, Baker Brothers Life Sciences Capital (GP), LLC, and 14159 Capital (GP), LLC.

(3)	Includes 3,320,112 shares held by Tang Capital Partners, LP, for which Tang Capital Management, LLC, of which Mr. Tang serves as Managing Director, serves as General Partner. Mr. Tang shares voting and dispositive power over such shares with Tang Capital Management, LLC and Tang Capital Partners, LP Also includes 15,089 shares owned of record by Mr. Tang, 121,250 shares that Mr. Tang can acquire within 60 days of April 12, 2010 through the exercise of stock options and 39,163 shares that Tang Capital Partners, LP can acquire through the exercise of a warrant. In the event that Mr. Tang early exercises his unvested stock options, the shares purchased would be subject to a right of repurchase by the Company. With respect to the remaining 140,702 shares that Mr. Tang may be deemed to beneficially own, Mr. Tang has shared voting and dispositive power over 24,650 shares, shared dispositive power and no voting power over 49,000 shares and sole voting and dispositive power over 67,052 shares. Mr. Tang disclaims beneficial ownership of all of the shares reflected herein except to the extent of his pecuniary interest therein.

(4)	Includes 39,163 shares that Tang Capital Partners, LP can acquire through the exercise of a warrant. Tang Capital Partners, LP shares voting and dispositive power over such shares with Tang Capital Management, LLC and Kevin C. Tang. Of the shares held by Tang Capital Partners, LP, 1,258,529 shares are held in a margin account.

(5)	Information is based upon the Schedule 13G/A filed by Fidelity Management and Research Company LLC on February 16, 2010. Also includes shares of common stock purchased in the Company’s public offering in April 2010.

(6)	Includes 61,541 shares that can be acquired through the exercise of a warrant. Information is based upon the Schedule 13G/A filed on February 12, 2010 by Visium Asset Management, LP. Also includes shares of common stock purchased in the Company’s public offering in April 2010. Visium Asset Management, LP shares beneficial ownership with the following affiliates of Visium Asset Management, LP: Visium Balanced Master Fund, LTD, Visium Asset Management, LP, JG Asset, LLC, and Jacob Gottlieb.

(7)	Information is based upon the Schedule 13G/A filed on February 12, 2010 by Andreeff Equity Advisors, L.L.C., which shares beneficial ownership with the following affiliates of Andreeff Equity Advisors, L.L.C.: Maple Leaf Capital I, L.L.C., Maple Leaf Partners, L.P., Maple Leaf Partners I, L.P., Maple Leaf Discovery, L.P., Maple Leaf Discovery I, L.P. and Dane Andreeff. Dane Andreeff is the Managing Member of Andreeff Equity Advisors, L.L.C.

(8)	Information is based upon the Schedule 13G filed by Prudential Financial, Inc. on February 12, 2010.

(9)	Includes 182,058 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 12, 2010. An additional 12,500 shares may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(10)	Includes 44,166 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 12, 2010. An additional 20,834 shares may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(11)	Includes 66,305 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 12, 2010. An additional 13,195 shares may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(12)	Includes 70,000 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 12, 2010. An additional 12,500 shares that may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(13)	Includes 361,039 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after April 12, 2010.

(14)	Includes 166,240 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after April 12, 2010. An additional 695 shares that may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(15)	Includes 139,394 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after April 12, 2010.

(16)	Includes 171,414 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after April 12, 2010.

(17)	Shares are subject to repurchase by the Company until vested.

(18)	Includes 1,312,143 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after April 12, 2010, and 94,447 shares that may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

Shares Available for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued Upon	Weighted-average	for Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding
	Warrants and	Warrants and	Securities Reflected
	Rights(a)	Rights(b)	in Column (a))

Equity compensation plans approved by security holders
2000 Employee Stock Purchase Plan(1)	—	$—	224,963
2004 Stock Incentive Plan(2)	3,391,795	10.84	933,309
Equity compensation plans not approved by security holders
2002 Non-Officer Equity Incentive Plan	—	—	128,184

Total	3,391,795	$10.84	1,286,456

(1)	The 2000 Employee Stock Purchase Plan included an annual evergreen provision which provided that on December 31st of each year, the number of reserved shares were increased automatically by the lesser of (i) 1% of the total amount of shares of common stock outstanding, or (ii) a lesser amount determined by the Board. This plan was suspended in March 2003 and reinstated in October 2007. During the period of suspension, no additional shares were added pursuant to this evergreen provision. The evergreen provision expired and the final increase under the provision occurred on December 31, 2008.

(2)	The number of shares of Common Stock reserved for issuance under the 2004 Stock Incentive Plan automatically increases on the first trading day in January each calendar year, beginning in calendar year 2005, by an amount equal to five percent of the sum of the following share numbers, calculated as of the last trading day in December of the immediately preceding calendar year: (i) the total number of shares of our Common Stock outstanding on that date and (ii) the number of shares of Common Stock into which the outstanding shares of our preferred stock are convertible on that date. In no event will any such annual increase exceed 2,000,000 shares. Accordingly, the number of shares available for issuance increased by 891,787 from the number shown in the table above, on January 2, 2009.

The following is a brief summary of material features of the 2002 Non-Officer Equity Incentive Plan, which was adopted without stockholder approval:

2002 Non-Officer Equity Incentive Plan

General.  Our 2002 Non-Officer Equity Incentive Plan (the “Non-Officer Equity Plan”) provides for stock awards, including grants of nonstatutory stock options, stock bonuses or rights to acquire restricted stock, to employees and consultants who are not our executive officers. Executive officers not previously employed by us may also be granted stock awards as an inducement to their entering into an employment agreement with us. An aggregate of 208,333 shares of Common Stock have been authorized for issuance under the Non-Officer Equity Plan. As of December 31, 2009, there were no outstanding options to purchase Common Stock and 128,184 shares of Common Stock remained available for future grant. There have been 80,149 shares of Common Stock issued pursuant to the exercise of options granted under the plan since inception. The exercise price per share of options granted under the Non-Officer Equity Plan may not be less than 85% of the fair market value of our Common Stock on the date of the grant. Options granted under the Non-Officer Equity Plan have a maximum term of ten years and typically vest over a four-year period. Options may be exercised prior to vesting, subject to repurchase rights in favor of us that expire over the vesting period. Shares issued under a stock bonus award may be issued in exchange for past services performed for us and may be subject to vesting and a share repurchase option in our favor. Shares issued pursuant to restricted stock awards may not be purchased for less than 85% of the fair market value of our Common Stock on the date of grant or at the time the purchase is consummated. Shares issued pursuant to restricted stock awards may be subject to vesting and a repurchase option in our favor.

Adjustment Provisions.  Transactions not involving receipt of consideration by us for Common Stock subject to the Non-Officer Equity Plan, or subject to any stock award, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the type(s), class(es) and number of shares of Common Stock subject to the Non-Officer Equity Plan and outstanding awards. In that event, the Non-Officer Equity Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of Common Stock subject to the Non-Officer Equity Plan, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of Common Stock subject to such awards.

Effect of Certain Corporate Transactions.  In the event of (i) the sale, lease or other disposition of all or substantially all of the assets of us, (ii) a merger, consolidation or similar transactions in which our pre-corporate transaction stockholders do not hold securities representing a majority of voting power in the surviving corporation, or (iii) an acquisition, other than by virtue of a merger, consolidation or similar transaction, by any person, entity or group of our securities representing at least fifty percent (50%) of the combined voting power of our then outstanding securities (each, a “corporate transaction”), the surviving or acquiring corporation may continue or assume awards outstanding under the Non-Officer Equity Plan or may substitute similar awards.

If any surviving or acquiring corporation does not assume such awards or substitute similar awards, then with respect to awards held by participants whose service with us has not terminated as of the effective date of the transaction, the vesting of such awards will be accelerated in full, any reacquisition or repurchase rights held by us shall lapse, and the awards will terminate if not exercised (if applicable) at or prior to such effective date. With respect to any other awards, the vesting of such awards will not accelerate and the awards will terminate if not exercised (if applicable) at or prior to such effective date.

However, the following special vesting acceleration provisions will be in effect for all corporate transactions in which the outstanding awards under the plan are to be assumed or replaced: (i) the awards held by employees will vest and become immediately exercisable as to half of the otherwise unvested shares underlying those awards, (ii) the awards held by executives (vice president or higher) will vest with respect to the remaining unvested shares underlying those awards should either of the following events occur within 13 months after the transaction: the executive’s employment is involuntarily terminated without cause (as defined in the Non-Officer Equity Plan) or the executive voluntarily resigns for good reason (as defined in the Non-Officer Equity Plan) and (iii) the awards held by non-employee Board members will vest and become immediately exercisable as to all shares underlying the award.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our Common Stock and other equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied on a timely basis.

Executive Compensation

Compensation Discussion and Analysis

General

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (“Named Executive Officers”).

Our Compensation Committee is primarily responsible for decisions regarding compensation of our executive officers, other than our Chief Executive Officer for whom compensation decisions are made by the full Board taking into account recommendations from the Compensation Committee.

Our executive compensation program is designed to incent our management team to achieve our short- and long-term corporate objectives while effectively managing business risks and challenges. Our goal is to provide a competitive total compensation package with significant emphasis on pay-for-performance. Accordingly, we favor equity and discretionary rewards over guaranteed cash compensation in order to drive accomplishments that enhance stockholder value and align the interests of our executives and our stockholders. This means that our executives will not realize the total potential value of their compensation package unless performance goals, the significant majority of which are directly tied to Company performance, are achieved.

For the past three years, the Compensation Committee has engaged Compensia, an independent compensation consulting firm, to assist in the process of peer group selection and related data analysis to determine relevant market practices with respect to executive compensation levels and mix. Compensia did not provide us with any other services during any of these years, and all of Compensia’s services were performed under the direction of the Compensation Committee. Based on information and analysis from Compensia, the Compensation Committee approved in the first half of 2009 a peer group comprised of 21 companies in the biotechnology industry. Inclusion criteria consist of similarities to us at the time of selection with respect to market capitalization, stage of development, therapeutic area, number of employees and location. Changes in the companies comprising the 2009 peer group from the 2008 peer group were primarily due to companies either being acquired or no longer operational and/or the factors that we used for peer group selection that were no longer relevant with respect to a particular company (e.g., significant reduction in market capitalization, etc.). The 2009 peer group includes:

Acadia Pharmaceuticals	Idenix Pharmaceuticals
Affymax	Immunogen
Alexza Pharmaceuticals	Incyte
Amicus Therapeutics	Infinity Pharmaceuticals
Anadys Pharmaceuticals	Orexigen Therapeutics
Arena Pharmaceuticals	Pain Therapeutics
Array BioPharma	Pharmasset
Cadence Pharmaceuticals	Progenics Pharmaceuticals
Cypress Biosciences	Rigel Pharmaceuticals
Cytokinetics	Vivus
GTx

The Compensation Committee also directed Compensia to conduct a market study of executive compensation and board of director compensation utilizing data from our peer group and the 2009 Radford Global Life Sciences Survey. In the fourth quarter of 2009, Compensia met with the Compensation Committee and presented benchmark information and its recommendations with respect to our executive compensation, based on their market study and the program goals, as articulated by the Compensation Committee. The Compensation Committee took these recommendations into account in the process of making its executive compensation decisions in the last half of 2009 and in establishing the 2010 bonus plan discussed below.

Compensation Program Objectives

Our compensation and benefits programs are designed to facilitate the achievement of our business goals and align our executives’ interests with those of our stockholders. The programs’ objectives are to:

•	Attract, engage and retain highly qualified and talented executives to help ensure our future success;

•	Motivate and inspire executive behavior that fosters and enhances stockholder value;

•	Support overall business objectives identified and approved by our Board; and

•	Provide differentiated compensation based on individual performance.

Consequently, the guiding principles of our programs are:

•	Overall compensation should be weighted in favor of equity and discretionary rewards rather than guaranteed cash compensation, such as base salary;

•	Cash compensation above and beyond base salary should be paid in a way that motivates employees to strive to achieve individual and corporate goals; and

•	Compensation programs should be straightforward and easy to understand and administer.

Our compensation programs are designed to pay for performance by rewarding activities that result in the accomplishment of our corporate goals and enhance stockholder value. Each element of compensation is designed to contribute to these objectives as follows:

•	Base salary and benefits are designed to attract and retain employees by providing baseline cash compensation sufficient to satisfy basic needs and at a level within industry standards. We evaluate our welfare benefit offerings for competitiveness against market standards on an ongoing basis, and extend these benefits to our Named Executive Officers, as well as the general staff.

•	Annual performance-based cash bonuses are designed to focus executives on achieving our current-year objectives as defined in our business plan, which may evolve throughout the year. As discussed in more detail below, we require a minimum threshold of corporate performance prior to any cash bonus payment, and allow for payments ranging from 0% up to 150% of target bonus amounts based upon a combination of individual and corporate accomplishments against our stated objectives.

•	Long-term equity-based incentives, which consist primarily of stock options, are designed to reward executives for long-term success over several years and to provide an opportunity to attain above-market total compensation, to the extent that the achievement of our key corporate goals is reflected in anticipated increases in our stock price. This is in keeping with our philosophy of favoring compensation vehicles that reflect pay for performance. We also maintain an employee stock purchase plan in which all of our employees, including our Named Executive Officers, are eligible to participate.

•	Severance and change-in-control arrangements are designed to attract and retain executives in an employment market where such protections are commonly offered and ensure that employees continue to remain focused on our business in the event of rumored or actual fundamental corporate changes, particularly where their employment may be terminated as a result of such changes.

Elements of Executive Compensation

Base Salary.

The initial base salary for each of our executive officers was negotiated with each officer at the time of hire, taking into account the executive’s qualifications, experience, prior salary, competitive salary information and internal equity. The Compensation Committee evaluates base salaries for each of our executive officers annually. Salaries for our Named Executive Officers are determined each year by the Compensation Committee based on an assessment of each executive’s performance against job responsibilities, overall Company performance, competitive salary information, internal equity considerations and current economic conditions. In assessing competitive salary information, the Compensation Committee reviews and considers peer group and survey information provided by Compensia, as previously described. Furthermore, when considering base salary, the Compensation Committee considers total cash compensation, comprised of both base salary and the annual cash bonus described below, as they relate to each executive officer’s overall compensation package. The Compensation Committee targets base salary amounts for each executive position at the median of market, as determined by reference to our peer group and survey information. This practice is consistent with the Compensation Committee’s philosophy of remaining competitive in attracting and retaining individuals with strong qualifications for a certain position, but favoring compensation vehicles such as discretionary bonuses and equity compensation that reflect pay for performance, over guaranteed cash compensation.

In December 2008, the Compensation Committee evaluated base salaries for 2009 for each of the Named Executive Officers and, based on then current economic conditions, our financial condition and general weakness in the biotechnology employment market, left these base salaries unchanged from 2008.

In December 2009, the Compensation Committee approved increases in annual base salary for Barry D. Quart, Pharm.D., our Chief Executive Officer, Kimberly J. Manhard, our Senior Vice President, Regulatory Affairs and Development Operations, and John W. Beck, our Senior Vice President, Finance and Operations and Chief Financial Officer. These increases were effective January 11, 2010 and were 15% ($400,000 to $460,000) in the case of Dr. Quart, 6.5% ($282,500 to $300,900) in the case of Ms. Manhard, and 4.5% ($285,000 to $297,900) in the case of Mr. Beck. These increases reflected strong performances from each of these Named Executive Officers in 2009, a general strengthening of the biotechnology employment market and an adjustment to bring these base salaries closer to targeted median market levels after leaving base salaries unchanged for 2009. Based on its assessment of his effectiveness in managing the Company’s business development activities, the Compensation Committee determined to leave Mr. Krueger’s salary unchanged from 2009. Detailed base salary information for our Named Executive Officers is provided in the Summary Compensation Table.

Annual Performance-based Bonus.

It is the Compensation Committee’s objective to have a significant percentage of each executive officer’s total compensation contingent upon our overall performance, as well as upon his or her own performance and contribution to our overall performance. This allows executive officers to receive bonus compensation in the event certain corporate and, if applicable, individual, performance measures are achieved. Individual performance measures for each executive vary with respect to area and level of responsibility and ability to influence our overall performance.

2009 Bonus Plan.  In early 2009, the Compensation Committee approved the 2009 Bonus Plan for our management team, including the Named Executive Officers. Under this plan, each participant was assigned an incentive target that was expressed as a percentage of annual base salary, and the participant’s incentive award was based on the achievement of pre-established corporate and individual goals, other than in the case of our chief executive officer, whose award is based entirely on corporate goals. The following table describes target bonus amounts and weighting between corporate and individual performance goals for 2009 for each of our Named Executive Officers:

		Bonus Target	Corp/Individual
Named Officer	Title	(as a% of salary)	Weighting (%)

Barry D. Quart	President & Chief Executive Officer	50	100/0
John W. Beck	Sr. Vice President, Finance & Operations and Chief Financial Officer	35	75/25
Kimberly J. Manhard	Sr. Vice President, Regulatory Affairs & Development Operations	35	75/25
Christopher W. Krueger	Sr. Vice President, Chief Business Officer	35	75/25

These target amounts were intended to ensure that a significant portion of the executives’ overall cash compensation was at the discretion of the Board and tied to the achievement of our corporate goals. Dr. Quart’s goals are weighted entirely to corporate goals to reflect his overall responsibility and oversight of company-wide functions as our chief executive officer. Our other Named Executive Officer’s goals are weighted heavily to the corporate goals as their responsibilities also involve company-wide functions, but the individual goals are intended to recognize contributions in the area of responsibility that is particular to their positions.

The minimum required threshold level of goal achievement under the 2009 Bonus Plan was 50% of total target goals, below which no incentive award would be paid to an executive officer. This minimum required threshold was established to ensure that no awards would be paid if the results actually achieved were significantly below the total target goals. The Compensation Committee sets goals that it believes will be difficult for our executive officers to achieve. Consequently, achieving all of the target goals is only expected to occur if both corporate and individual performances are high. To further reinforce the compensation philosophy and guidelines to favor discretionary awards to recognize performance, the Compensation Committee provided for up to 150% of target bonus amounts to be paid in the case of exemplary performance.

Corporate goals for 2009 related to the following areas: (i) progress in pre-clinical programs, (ii) progress in clinical programs, (iii) progress in business development and partnering activities, and (iv) finance. Significant corporate objectives and milestones for 2009 included:

•	RDEA806 (Gout) — complete Phase 2a clinical study;

•	RDEA594 (Gout) — initiate Phase 2 clinical studies;

•	RDEA806 (NNRTI) — complete TQT clinical and obtain regulatory/ethics approval for Phase 2b clinical study;

•	RDEA119 (Cancer) — complete enrollment of Phase 1/2 combination clinical study with sorafenib;

•	RDEA119 (Cancer) — reach MTD in Phase 1 dose-escalation clinical study;

•	Make significant progress in formulation work and pre-clinical studies of back-up compounds;

•	Consummate one or more partnering transactions with respect to the Company’s compounds; and

•	Achieve targeted year-end cash expense level.

Each executive’s individual performance goals are determined by Dr. Quart. The goals relate specifically to each individual’s job function and generally encompass for each individual the following:

Named Executive Officer	Goal Description

John W. Beck Sr. Vice President, Finance & Operations, Chief Financial Officer	•	For the year ended December 31, 2009, achieve a cash expense level of less than $41 million, as it may be adjusted by the Board of Directors from time to time
	•	Improve and maintain accounting, disclosure and forecasting systems, SEC compliance standards, risk management and media relations
	•	Maintain effective management, development and leadership of staff

Christopher W. Krueger Sr. Vice President, Chief Business Officer	•	Identify, execute and manage collaborative and strategic relationships
	•	Manage legal matters and business development projects and related budgets
	•	Maintain effective management, development and leadership of staff

Kimberly J. Manhard Sr. Vice President, Regulatory Affairs & Development Operations	•	Achieve clinical development and regulatory goals and milestones, as publicly disclosed from time to time
	•	Manage clinical development projects, maintain regulatory applications and communications and related budgets
	•	Manage and maintain compliance for manufacturing, laboratory and clinical functions
	•	Maintain effective management, development and leadership of staff

In determining actual performance, the Compensation Committee does not place specific weightings on the goals noted above, but performs, with recommendations from Dr. Quart, a holistic and subjective assessment of each individual executive officer’s performance against these goals, taking into account the relative importance to the Company of each goal. As with the achievement of corporate goals, the percentage of individual goals achieved can range in value between 0% and 150%. To the extent individuals meets their individual goals, the value would be 100%. As performance falls short of or exceeds the goals, values will fall below or above 100%, subject to the 150% maximum. An individual must meet at least 50% of his or her individual performance goals in order to receive any portion of the bonus award attributable to individual performance goals. The Compensation Committee believes that the objectives underlying the individual goals for each named executive officer are significant and meaningful to the Company’s performance and value and, therefore, are reasonably difficult to attain.

After making the determinations described above, individual bonuses under the 2009 Bonus Plan are then calculated as follows:

Bonus = X+Y, where

X = (Base Salary x % Target x % of corporate goals achieved x 75%)

Y = (Base Salary x % Target x % of individual goals achieved x 25%).

The below “Grants of Plan-Based Awards” table shows the awards that could have been earned under the 2009 Bonus Plan, and the awards actually earned are included in the below “Summary Compensation Table.” In December 2009, the Compensation Committee reviewed the Company’s achievements and the contributions of each executive toward corporate milestones and determined that 95% of the weighted value of the 2009 corporate goals was achieved. As noted above, because Dr. Quart’s award amount is determined entirely by the achievement of corporate goals, he received 95% of his targeted award. Each other Named Executive Officer’s award actually earned reflects his or her achievement of individual goals and varies according to his or her individual performance. In the case of Mr. Beck, the Compensation Committee determined that he achieved 75% of his personal goals, primarily due to the Company exceeding its targeted cash expense level for 2009. The Compensation Committee determined that Ms. Manhard achieved 75% of her personal goals primarily due to slippage in the timelines for achieving clinical development and regulatory goals. In the case of Mr. Krueger, the Compensation Committee determined that he achieved 75% of his personal goals, based on its assessment of his effectiveness in managing the Company’s business development activities.

In early 2010, the Compensation Committee approved corporate goals and a similar bonus plan for our executive officers for use in determining performance-based cash incentive awards for 2010. The 2010 personal goals of the Named Executive Officers are in the process of being determined at the time of the printing of this Proxy Statement. Any payments under the 2010 plan to the Named Executive Officers, other than the Chief Executive Officer, will be made at the recommendation of the Chief Executive Officer, and remain subject to the final discretion of the Compensation Committee and Board of Directors. Any payment to the Chief Executive Officer under the 2010 bonus plan will be made at the recommendation of the Compensation Committee and subject to the final discretion of the Board of Directors.

Long-Term Equity-Based Incentives.

Stock Option Awards.  Our long-term equity-based incentives are primarily in the form of new hire and annual stock options awarded for performance. The objectives of the stock option awards are to drive long-term Company performance, align our executive officers’ interests with those of our stockholders by encouraging their ownership in our company and retain executives through long-term vesting. The Compensation Committee continues to believe that stock options generally are the most appropriate form of long-term incentive compensation to grant our executives because stock options have value only if our stock price increases over time. Moreover, stock options provide our executives with a potential source to fund their retirement in the absence of a traditional pension plan. Our long-term equity-based incentive plan is broad-based and all of our employees are eligible for option grants.

In general, each executive officer receives a stock option grant in connection with his or her hire or promotion and is eligible for annual performance-based option grants. The size of each annual performance-based stock option grant is based on a target economic value. When determining the number of options to be granted to the executive officers, the Compensation Committee considers the fair value of the grant using a Black-Scholes valuation for equity awards against the targeted value. The targeted economic value of each grant is based on a combination of analysis of the Compensia market study, corporate and individual performance against goals, individual stock ownership levels, the requirement to expense the value of the equity grants and internal equity considerations. The size of the stock awards are generally targeted at between the 50th percentile and 75th percentile of market, as determined by our peer group and survey information (subject to adjustment for actual performance), which is consistent with the Compensation Committee’s favoring of compensation vehicles that reflect its pay-for-performance philosophy.

Stock options granted to our Named Executive Officers are approved by the Compensation Committee and are generally granted effective as of the date of approval. Stock options granted to our Named Executive Officers are incentive stock options, to the extent permissible under the Internal Revenue Code, and commence vesting upon the effective date of the grant. Generally, 25% of the shares subject to the stock options that are granted in connection with a new hire vest on the one-year anniversary of the effective date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting in certain circumstances. Annual performance-based grants of stock options vest and become exercisable in a series of forty-eight (48) successive, equal monthly installments over the 48-month period following the effective date of grant. All stock options expire ten years from the effective date of grant. The exercise price per share of each stock option granted is equal to the fair market value of our Common Stock on the effective date of grant, which is deemed to be equal to the closing sales price of our Common Stock as reported on the Nasdaq Stock Market on the effective date of grant. We have not re-priced stock options, although our equity incentive plan generally allows stock option re-pricing without stockholder approval. We do not backdate options or grant options retrospectively. In addition, we do not plan to coordinate future grants of options so that they are made before the announcement of favorable information, or after the announcement of unfavorable information. All grants to executive officers require the approval of our Compensation Committee.

At its meeting in December 2009, the Compensation Committee reviewed the Company’s achievements and the individual achievements of each executive and approved grants of stock options to each of our employees, including the Named Executive Officers, with an effective grant date of December 16, 2009. Awards for Named Executive Officers were based upon a target of at or around the 75th percentile of market and reflected adjustments for individual performance over 2009. Dr. Quart, Mr. Beck and Ms. Manhard were granted options to purchase 100,000, 25,000 and 40,000 shares of our Common Stock, respectively. After taking into account Mr. Krueger’s current stock option holdings and its assessment of his effectiveness in managing the Company’s business development activities during 2009, the Compensation Committee determined that a stock option grant to Mr. Krueger was not warranted at this time. Additional information relating to 2009 stock option awards to our Named Executive Officers is detailed in the below “Grants of Plan-Based Awards” table.

Employee Stock Purchase Plan.  We also maintain our 2000 Employee Stock Purchase Plan as a further benefit to executive officers, as well as all other employees, and to encourage employee ownership of our company. The purchase plan allows all eligible employees, including our Named Executive Officers, to purchase shares of our Common Stock at the lower of (i) 85% of fair market value on the first day of a two-year offering period, or (ii) 85% of the fair market value on the last date of each six-month purchase period within the two-year offering period, with the objective of allowing employees to profit when the value of our Common Stock increases over time. The Compensation Committee believes that the purchase plan is a valuable tool to help align the interests of our employees and executives with those of our stockholders.

Other Benefits and Perquisites.

All of our executive officers, as well as our other regular, full-time employees are eligible for a variety of health and welfare benefits, including a non-employer matched 401(k) savings/retirement plan and medical, dental and life insurance and disability coverage. We also provide personal paid time off and other paid holidays to all of our employees, including our Named Executive Officers, which are comparable to those provided at similar companies. Our Named Executive Officers are not provided with any benefits or perquisites that are not generally available to all of our employees.

Severance and Change-in-Control Arrangements.

Dr. Quart has an employment agreement that provides for the payment of certain post-employment benefits. Ms. Manhard and Messrs. Beck and Krueger are entitled to severance benefits under our Senior Executive Severance Benefit Plan. The amount of severance benefits is based on job responsibilities and is intended to be consistent with severance arrangements at similarly situated companies. During the second half of 2008, the Compensation Committee reviewed the Senior Executive Severance Benefit Plan and Dr. Quart’s employment agreement and approved certain amendments to each for the purpose of (i) ensuring its terms are consistent with our peer group companies, (ii) ensuring that our executive officers remain focused on corporate interests and continue to act in the best interests of our stockholders even though their employment may be terminated as a result of a change of control of the Company, and (iii) bringing the agreements into compliance with Section 409A of the Internal Revenue Code of 1986, as amended. In addition, all outstanding options, including those held by our Named Executive Officers, vest in certain circumstances following the option holder’s termination of employment in connection with or following a change in our control. Each of these provisions is described below under the heading “Potential Payments Upon Termination Or Change-In-Control.”

Sign-on Bonus.

From time to time, we pay sign-on bonuses where necessary or appropriate to attract top executive talent. Executive recruits often have a significant amount of unrealized value in the form of unvested equity and other foregone compensation opportunities with their former companies that may influence their decision to join us. A sign-on bonus is an effective way of addressing these issues. No sign-on bonuses were paid to any Named Executive Officers in 2009.

Tax and Accounting Implications

In connection with the structuring and implementation of our executive compensation program, we have considered the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and the related regulations of the Internal Revenue Service, which restrict deductibility of executive compensation to the extent such compensation exceeds $1,000,000 in a given year and does not qualify for an exception under the statute or regulations. Our policy is to qualify compensation paid to our executives for deductibility under applicable tax laws to the extent practicable. The Compensation Committee will continue to evaluate the advisability and practicality of qualifying its executive compensation for deductibility of such compensation.

We have also taken into consideration Internal Revenue Code Section 409A in the design and implementation of our compensation programs. If an executive is entitled to non-qualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have structured our compensation programs to comply with the requirements of Section 409A.

Any payment or benefit provided under the severance provisions of Dr. Quart’s employment agreement or under our Senior Executive Severance Benefits Plan in connection with a change-of-control transaction may be subject to an excise tax under Section 4999 of the Code. These payments also may not be eligible for a company tax deduction pursuant to Section 280G of the Code. If any of these payments or benefits is subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2009, 2008 and 2007 compensation awarded to, paid to or earned by our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executive officers.

Summary Compensation Table(1)

					Non-Equity
				Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus(3)	Awards(4)	Compensation(5)	Compensation	Total
		($)	($)	($)	($)	($)	($)

Barry D. Quart, Pharm.D.	2009	400,000	—	1,015,630	190,000	—	1,605,630
President, Chief Executive	2008	400,000	—	3,221,475	163,000	—	3,784,475
Officer and Director	2007	336,539	—	—	210,000	—	546,539
John W. Beck	2009	285,000	—	253,908	89,800	—	628,708
Sr. Vice President, Finance & Operations	2008	157,846	20,000	2,208,920	50,800	—	2,437,566
and Chief Financial Officer(2)	2007	—	—	—	—	—	—
Kimberly J. Manhard	2009	282,500	—	406,252	94,000	—	782,752
Sr. Vice President, Regulatory Affairs &	2008	282,500	—	780,603	82,700	—	1,145,803
Development Operations	2007	240,384	—	119,967	112,500	—	472,851
Christopher W. Krueger	2009	280,800	—	—	88,500	—	369,300
Sr. Vice President, Chief Business	2008	280,800	—	708,862	71,200	—	1,060,862
Officer & Secretary	2007	199,385	25,000	669,788	74,100	—	968,273

(1)	In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include various perquisites and other benefits received by a Named Executive Officer which do not exceed $10,000 in the aggregate.

(2)	In May 2008, Mr. Beck resigned from the Company’s Board of Directors and was hired as the Company’s Chief Financial Officer. Pursuant to his executive employment agreement, his annual base salary is $285,000.

(3)	The amounts shown under the column “Bonus” represent sign-on bonuses paid in to Mr. Beck and Mr. Krueger in connection with the commencement of their respective employment.

(4)	The amounts in this column reflect the aggregate fair value of stock options granted in accordance with the Financial Accounting Standards Board Accounting Standards Codification No. 718, Compensation.

(5)	These amounts represent the 2007, 2008 and 2009 performance-based bonus awards, which were paid in fiscal years 2008, 2009 and 2010, respectively, except in the case of Dr. Quart and Ms. Manhard for which the 2007 and 2008 bonuses were paid in the year the bonus was earned.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2009, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2009

		Estimated Future Payouts			All Other		Grant Date
		Under Non-Equity Incentive			Option Awards	Exercise or	Fair Value
	Grant	Plan Awards(1)			Number of Securities	Base Price of	of Option
Name	Date	Threshold	Target	Maximum	Underlying Options(2)	Option Awards	Awards(3)
		($)	($)	($)	(#)	($/Sh)	($)

Barry D. Quart	—	$100,000	$200,000	$300,000	—	$—	$—
	12/16/09	—	—	—	100,000	14.95	1,015,630
John W. Beck	—	49,875	99,750	149,625	—	—	—
	12/16/09	—	—	—	25,000	14.95	253,908
Kimberly J. Manhard	—	49,438	98,875	148,313	—	—	—
	12/16/09	—	—	—	40,000	14.95	406,252
Christopher W. Krueger	—	49,140	98,280	147,420	—	—	—
	—	—	—	—	—	—	—

(1)	Amounts reflect threshold, target and maximum payout amounts under our 2009 Bonus Plan and are payable at the discretion of our Compensation Committee and approved by the Board, based on the Compensation Committee’s evaluation of the executive’s performance for 2009. The actual amount paid to each executive for 2009 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Amounts reflect total number of shares underlying options granted in 2009. The terms of these awards are summarized in the “Outstanding Equity Awards at Fiscal Year-End” table below.

(3)	The amounts in this column reflect the aggregate fair value of stock options granted in accordance with the Financial Accounting Standards Board Accounting Standards Codification No. 178, Compensation.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2009, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers.

Outstanding Equity Awards At December 31, 2009

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option
	Total	Options	Options		Exercise	Option
	Options	(#)	(#)		Price	Expiration
Name	Granted	Exercisable	Unexercisable		($)	Date

Barry D. Quart, Pharm.D.	400,000	180,000	100,000	(1)	$3.90	12/20/16
	200,000	95,833	104,167	(2)	15.69	01/01/18
	150,000	37,500	112,500	(3)	10.68	12/18/18
	100,000	—	100,000	(7)	14.95	12/15/19
John W. Beck(4)	25,000	23,750 (6)	—		5.85	06/14/17
	25,000	25,000 (5)	—		15.69	01/01/18
	200,000	79,166	120,834	(2)	14.26	05/26/18
	44,000	11,000	33,000	(3)	10.68	12/18/18
	25,000	—	25,000	(7)	14.95	12/15/19
Kimberly J. Manhard	175,000	93,750	43,750	(2)	3.90	12/20/16
	30,000	18,125	11,875	(2)	5.95	07/25/17
	40,000	19,166	20,834	(2)	15.69	01/01/18
	49,000	12,250	36,750	(3)	10.68	12/18/18
	40,000	—	40,000	(7)	14.95	12/15/19
Christopher W. Krueger	190,000	90,625	59,375	(2)	5.20	03/20/17
	40,000	19,166	20,834	(2)	15.69	01/01/18
	39,000	9,750	29,250	(3)	10.68	12/18/18

(1)	The stock option vests and becomes exercisable with respect to 12.5% of the underlying shares on June 21, 2007, an additional 12.5% of the underlying shares on December 21, 2007, and the remaining 75% of the underlying shares in equal monthly installments over the following three years.

(2)	The stock option vests and becomes exercisable with respect to 25% of the shares on the first anniversary of the date of grant and with respect to the remaining 75% of the underlying shares monthly over the following three years.

(3)	The stock option vests and becomes exercisable in 48 equal monthly installments beginning one month after the date of grant (12/19/08).

(4)	The stock option was granted for Mr. Beck’s service as a member of the board of directors. Mr. Beck resigned from the board of directors and became the Company’s Chief Financial Officer in May 2008. As a part of Mr. Beck’s employment agreement, the stock option was amended to provide that his continued service as an employee of the Company would satisfy any service requirements contained in such option for purposes of vesting and exercisability.

(5)	The stock option was immediately exercisable and subject to a right of repurchase on behalf of the Company which lapsed one year from the date of grant.

(6)	The stock option is immediately exercisable and subject to a right of repurchase on behalf of the Company which lapses upon the stock option becoming fully vested. The stock option vests in 36 equal monthly installments beginning one month after the date of grant.

(7)	The stock option vests and becomes exercisable in 48 equal monthly installments beginning one month after the date of grant (12/16/09).

Option Exercises and Stock Vested

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options during 2009 by each of our Named Executive Officers.

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired On Exercise (#)	Exercise(1)($)

Barry D. Quart, Pharm.D.	100,000	$1,268,100
John W. Beck	7,500	82,025
Kimberly J. Manhard	37,500	430,264
Christopher W. Krueger	40,000	416,040

(1)	Amounts shown do not reflect amounts actually received by the named individuals. The value realized on exercise is equal to the difference between the option exercise price and the closing price of our common stock on the date of exercise, multiplied by the number of shares subject to the option, regardless of whether the individual actually sold any of the shares received upon exercise or the amount received in connection with any such sale, and without taking into account any taxes that may be payable in connection with the transaction.

Post-Employment Compensation — Pension Benefits

No Named Executive Officer participated in any plan that provided for payment or other benefits at, following or in connection with retirement in the fiscal year ended December 31, 2009.

Deferred Compensation — Nonqualified Deferred Compensation

No Named Executive Officer participated in any defined contribution or other plan that provided for the deferral of compensation on a basis that is not tax-qualified in the fiscal year ended December 31, 2009.

Employment and Change-in-Control Agreements

We entered into an amended and restated employment agreement with Dr. Barry Quart, our President and Chief Executive Officer and member of our Board of Directors, effective November 7, 2008. The agreement provides for a base annual salary of $400,000, a cash bonus target of 50% of the current base salary. The agreement also provides that if we terminate Dr. Quart’s employment without cause or he resigns for good reason, he will be entitled, upon execution of a designated release agreement, to (i) a severance payment equal to 12 months base salary plus Dr. Quart’s target bonus payment for the year in which he is terminated, payable in a lump sum within 10 days of delivery of the release agreement, (ii) 12 months of additional vesting with respect to any unvested stock options, and (iii) continuation of health care benefits for a period equal to the shorter of 12 months after termination of employment or such time as Dr. Quart obtains insurance benefits from a subsequent employer. If the termination without cause or resignation for good reason is within three months before or within 12 months following a change in control, Dr. Quart will be entitled to (i) a lump sum severance payment equal to 18 months base salary, payable within 10 days of delivery of a release agreement, and (ii) a payment equal to the greater of Dr. Quart’s target bonus payment for (a) the year in which he is terminated or (b) the bonus payment earned by the Dr. Quart for the year preceding the year in which his termination occurs, unless no such bonus was paid, in which case the highest bonus previously paid, in each case payable in a lump sum within 10 days of delivery of the release agreement, and (iii) continuation of health care benefits for a period equal to the shorter of 18 months after termination of employment or such time as the executive obtains insurance benefits from a subsequent employer.

We entered into an employment agreement with Kimberly J. Manhard, our Senior Vice President of Regulatory Affairs and Operations, effective December 21, 2006. The agreement provides for an annual base salary of $250,000, later increased to $282,500, a cash bonus target of 30%, later increased to 35% of the current base salary, and upon commencement of employment, the grant of an option to purchase our Common Stock under the 2004 Stock Incentive Plan. The agreement also provides for the grant to Ms. Manhard of an option to purchase 175,000 shares of our Common Stock upon commencement of her employment.

We entered into an employment agreement with Christopher W. Krueger, our Chief Business Officer, effective March 22, 2007. The agreement provides for an annual base salary of $270,000, later increased to $280,800, a cash bonus target of 35% of the current base salary, and upon commencement of employment, the grant of an option to purchase 190,000 shares our Common Stock under the 2004 Stock Incentive Plan.

We entered into an employment agreement with John W. Beck, our Chief Financial Officer, effective May 27, 2008. The agreement provides for an annual base salary of $285,000, cash bonus target of 35% of the current base salary and upon commencement of employment, the grant of an option to purchase 200,000 shares our Common Stock under the 2004 Stock Incentive Plan. The agreement also provides that the stock options he was granted in connection with his service as a member of the Board of Directors be amended to provide that his continued service as an employee of the Company shall satisfy any service requirements contained in such options for purposes of vesting and exercisability.

Each of Ms. Manhard and Messrs. Krueger and Beck is also entitled to participate in our Senior Executive Severance Benefit Plan (the “Severance Plan”). The Severance Plan provides that if the executive is terminated without cause or she or he resigns for good reason, she or he will be entitled, upon execution of a designated release agreement, to (i) severance payments equal to 12 months base salary, payable in installments on the Company’s regular payroll dates, (ii) a payment equal to the executive’s target bonus payment for the year in which she or he is terminated prorated to the date of termination, payable in a lump sum within 10 days of delivery of the release agreement, and (iii) 12 months of additional vesting with respect to any unvested stock options. If the termination without cause or resignation for good reason is within three months before or within 12 months following a change in control, she or he will be entitled to (i) a lump sum severance payment equal to 12 months base salary, payable within 10 days of delivery of a release agreement, and (ii) a payment equal to the greater of (a) executive’s target bonus payment for the year in which she or he is terminated or (b) the bonus payment earned by the executive for the year preceding the year in which the executive’s termination occurs, unless no such bonus was paid, in which case the highest bonus previously paid, in each case payable in a lump sum within 10 days of delivery of the release agreement. In case of a termination without cause or resignation for good reason, whether or not in connection with a change in control, the executive will also be entitled to receive certain health care benefits for a period equal to the shorter of 12 months after termination of employment or such time as the executive obtains insurance benefits from a subsequent employer.

Pursuant to our 2004 Stock Incentive Plan, in the event of a sale or disposition of substantially all of our securities or assets, a merger with or into another corporation or a consolidation or other change of control transaction involving us, the stock awards held by our named executive officers will vest and become immediately exercisable as to half of the otherwise unvested shares underlying those awards, and any remaining unvested shares underlying those stock awards will vest in full should either of the following events occur within 3 months prior to or 13 months after the transaction: the executive officer’s employment is involuntarily terminated without cause or he or she voluntarily resigns for good reason.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth potential payments to our named executive officers upon various termination or change in control events assuming such events occurred as of December 31, 2009.

	Without Cause or	Change in
Name	With Good Reason	Control

Barry D. Quart, Pharm.D.
Severance(1)	$600,000	$800,000
Benefit continuation	18,709	28,063
Accelerated vesting of stock options(2)	680,000	929,000

Total	1,298,709	1,757,063

John W. Beck
Severance(1)	384,750	384,750
Benefit continuation	18,709	18,709
Accelerated vesting of stock options(2)	36,520	109,560

Total	439,979	513,019

Kimberly J. Manhard
Severance(1)	381,375	381,375
Benefit continuation	18,709	18,709
Accelerated vesting of stock options(2)	517,670	634,229

Total	917,754	1,034,313

Christopher W. Krueger
Severance(1)	379,080	379,080
Benefit continuation	18,709	18,709
Accelerated vesting of stock options(2)	450,370	619,610

Total	848,159	1,017,399

(1)	The severance amount includes the 2009 target bonus pay-out amount under our 2009 Bonus Plan.

(2)	Represents the value of in-the-money unvested options that would have accelerated if the Named Executive Officer was terminated on December 31, 2009 based on the difference between the closing price of our common stock of $14.00 on December 31, 2009 and the exercise price of the respective options.

Director Compensation

The following table shows for the fiscal year ended December 31, 2009 certain information with respect to the compensation of all our non-employee directors:

Director Compensation for Fiscal 2009

	Fees Earned
	or Paid	Option
Name	in Cash	Awards	Total
	($)	($) (1)	($)

Henry J. Fuchs, M.D.	$20,000	$159,904	$179,904
Craig A. Johnson	20,000	179,892	199,892
John W. Poyhonen	20,000	179,892	199,892
Jack S. Remington, M.D.	20,000	139,916	159,916
Kevin C. Tang	20,000	159,904	179,904

(1)	The amounts in this column reflect the aggregate fair value of stock options granted in accordance with the Financial Accounting Standards Board Accounting Standards Codification No. 178, Compensation.

Elements of Director Compensation

Annual Cash Payments.  Our non-employee directors are entitled to receive a $20,000 cash payment, payable in quarterly installments, for their service as non-employee members of our Board. Additionally, in December 2009, after consultation with Compensia, our Compensation Committee recommended, and our Board of Directors approved a change to our prior director compensation practices away from automatic grants of stock options to members of the Board of Directors for their service on committees of the Board of Directors. Beginning January 2010, each committee member will receive annual cash compensation in lieu of these stock options as follows:

Audit Committee Chairperson	$20,000
Audit Committee Member	$8,000
Compensation Committee Chairperson	$12,000
Compensation Committee Member	$5,000
Nominating & Corporate Governance Committee Chairperson	$8,000
Nominating & Corporate Governance Committee Member	$3,000

The payments listed above will be made to committee members in four equal payments at the end of each calendar quarter, contingent on their continued and uninterrupted service on the applicable committee(s). Payments will be prorated in the event of a termination or interruption in service.

This change to cash compensation for committee service does not affect stock options previously granted and issued to committee members for prior service.

Stock Options.  Under the automatic option grant program included in our 2004 Plan, each individual who first becomes a non-employee Board member automatically receives an option grant for 25,000 shares on the date such individual joins the Board, provided such individual has not been in our prior employ. The option grant for 25,000 shares vests in a series of thirty-six successive equal monthly installments upon the optionee’s completion of each month of Board service over the thirty-six month period measured from the grant date. In addition, on the first trading day in January each year, each individual serving as a non-employee Board member on the first trading day in January will automatically be granted an option to purchase 12,500 shares of Common Stock, provided such individual has served on our Board for at least six months. The option to purchase 12,500 shares of Common Stock vests one year from the date of grant. Prior to vesting, all of the foregoing director options are subject to a right of repurchase in favor of us.

Reimbursement of Expenses.  Our non-employee Board members are also entitled to reimbursement of expenses they incur in connection with the performance of their duties as Board members or members of Board committees.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee currently consists of three directors: Mr. Poyhonen, Dr. Remington and Mr. Tang. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the board of directors or compensation committee of any company where any member of our Board of Directors is an executive officer.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Compensation Committee

/s/ John W. Poyhonen
John W. Poyhonen

/s/ Jack S. Remington, M.D.
Jack S. Remington, M.D.

/s/ Kevin C. Tang
Kevin C. Tang

* The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Related-Person Transactions Policy and Procedures

The Company has a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not covered by this policy. A “related person” is any executive officer or director of the Company who served in that capacity since the beginning of the Company’s last fiscal year, any nominee for director, or any owner of more than 5% of any class of voting stock of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant shareholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee looks at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

The Company has also entered into indemnification agreements with our officers and directors, which provide, among other things, that we will indemnify such officer or director, as applicable, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he, she or it may be required to pay in actions or proceedings which he, she or it is or may be made a party by reason of his, her or its position as a director, officer, or other agent of the Company and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

In addition, see the Section entitled “Potential Payments Upon Termination or Change-In-Control” in this proxy statement for certain information regarding employment agreements between us and various of our executive officers.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Ardea stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker. Direct your written request to Ardea Biosciences, Inc. 4939 Directors Place, San Diego, California 92121, Attention Corporate Secretary or call (858) 652-6500. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Barry D. Quart, Pharm.D.
President and Chief Executive Officer

April 22, 2010

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Corporate Secretary, Ardea Biosciences, Inc., 4939 Directors Place, San Diego, California 92121.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 25, 2010. Vote by Internet Log on to the Internet and go to www.investorvote.com/ardc Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET Og TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. T 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Henry J. Fuchs, M.D. 02 — Craig A. Johnson 03 — John Poyhonen 04 — Barry D. Quart, Pharm.D. 05 — Jack S. Remington, M.D. Q 06 — Kevin C. Tang 07 — Felix J. Baker, Ph.D. For Against Abstain 2. To ratify the selection by the Audit Committee of the Board of Directors of Stonefield Josephson, Inc. as independent auditors of the Company for its fiscal year ending December 31,2010. E] Non-Voting ItemsRX Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.